UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                    333-56802
                                   333-56802-1
                             Commission File Number

                              BMW FS SECURITIES LLC
                         BMW VEHICLE OWNER TRUST 2001-A
             (Exact name of registrant as specified in its charter)

                             300 CHESTNUT RIDGE ROAD
                            WOODCLIFF LAKE, NJ 07677
                            TELEPHONE: (201) 307-4000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   ASSET BACKED NOTES: CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4 AND CLASS B

            (Title of each class of securities covered by this Form)

                                      NONE

           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)    [ ]          Rule 12h-3(b)(1)(i)    [X]
            Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)   [ ]
            Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)    [ ]
            Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)   [ ]
                                                Rule 15d-6             [ ]

     Approximate number of holders of record as of the certification or notice date: NONE
           ------

         Pursuant to the requirements of the Securities Exchange Act of 1934, BMW Vehicle Owner Trust 2001-A and BMW FS Securities LLC have caused this certification/notice to be signed on their behalf by the undersigned duly authorized person.


                                       Signed: BMW Financial Services NA, LLC,
                                       as Servicer


Date:  February 28, 2005               By:   /s/ John Christman
                                             -----------------------------------
                                             John Christman
                                             Chief Executive Officer